SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2011

CEDAR FAIR, L.P.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive, Sandusky, Ohio	44870-5259
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 626-0830

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

See Item 5.02.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2011, Dick Kinzel voluntarily relinquished his position as the Chairman of the Board of Directors of Cedar Fair Management, Inc., the general partner (the “General Partner”) of Cedar Fair, L.P. (“Cedar Fair”), effective immediately, but will continue as a Director, President and Chief Executive Officer of the General Partner. The Board of Directors appointed C. Thomas Harvie to serve as the new non-executive chairman of the Board of Directors. Mr. Harvie will continue to serve as an independent director, as he has since 2008, and will not be employed by the General Partner.

On January 24, 2011, in connection with Mr. Kinzel’s voluntary relinquishment of his position as the Chairman of the Board of Directors, Cedar Fair and Mr. Kinzel amended Mr. Kinzel’s employment agreement to reflect his consent to relinquish his position as Chairman of the Board. Mr. Kinzel will receive the same compensation he would have received had he not resigned as Chairman of the Board of Directors.

Cedar Fair issued a press release announcing Mr. Kinzel’s voluntary relinquishment of his position as Chairman of the Board of Directors and the appointment of C. Thomas Harvie as the new non-executive independent Chairman of the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.07   Submission of Matters to a Vote of Security Holders.

On January 11, 2011, Cedar Fair held a special meeting of unitholders (the “Special Meeting”) at the Cedar Point Center at BGSU Firelands College, One University Drive, Huron, Ohio to consider and vote upon two proposals submitted by Q Funding III, L.P. and Q4 Funding, L.P.

The following proposals were voted upon at the Special Meeting:

•

A proposal to amend Cedar Fair’s Fifth Amended and Restated Agreement of Limited Partnership (the “LPA”) to require the implementation of a policy providing that the Chairman of the Board of Directors be an independent director who has not previously served as an officer of the general partner of Cedar Fair or its affiliates (“Proposal 1”); and

•

A proposal to amend the LPA to require the General Partner to make dividend distribution a higher priority than debt repayment and to take every action possible, including seeking necessary amendments to loan agreements, indentures and other documentation, to implement such distribution with the goal of returning to close to historical distribution levels based upon earnings (“Proposal 2”).

The final voting results, as certified and reported by IVS Associates, Inc., the independent inspector of election at the Special Meeting, were as follows (based on 55,333,989 units outstanding and entitled to vote as of the record date of the Special Meeting):

Proposal 1

Votes “For”	% Outstanding
29,956,855	54.14%

Votes “Against”	% Outstanding
6,972,160	12.60%

Votes “Abstain”	% Outstanding
154,257	0.28%

Proposal 2

Votes “For”	% Outstanding
27,298,642	49.33%

Votes “Against”	% Outstanding
9,535,879	17.23%

Votes “Abstain”	% Outstanding
249,954	0.45%

In order to be effective, each Proposal must be approved by (a) the holders of a majority of the outstanding units of Cedar Fair and (b) the General Partner. Although Proposal 1 was approved by the holders of a majority of the outstanding units of Cedar Fair, the General Partner has not approved Proposal 1 and therefore Proposal 1 is not effective or binding upon Cedar Fair. However, the Board has adopted a policy requiring the role of Chairman and Chief Executive Officer to be separate and for the Chairman to be independent of the company. Proposal 2 was not approved by the holders of a majority of the outstanding units of Cedar Fair and therefore is not effective or binding upon Cedar Fair.

Cedar Fair issued a press release announcing the final results of the Special Meeting. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

Exhibit 99.1	Press Release, dated January 24, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR FAIR, L.P.
By Cedar Fair Management, Inc., General Partner

By:	/s/ Peter J. Crage
Peter J. Crage
Corporate Vice President - Finance and Chief Financial Officer

Date: January 24, 2011

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release, dated January 24, 2011